OPINION AND CONSENT OF COUNSEL

                             Dechert Price & Rhoads
                             1775 Eye Street, N.W.
                           Washington, DC 20006-2401


                                November 17, 1999


X.com Funds
394 University Avenue
Palo Alto, California 94301

            Re:   X.com Funds (the "Trust")
                  (File Nos. 333-80205 and 811-09381)

Dear Sirs:

         We have examined such documents and records as we deemed necessary to render this opinion. Based upon the foregoing, we are of the opinion that the shares to be sold pursuant to the Trust's Registration Statement, when paid for as contemplated in its Registration Statement, will be legally and validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 1 to the Trust's Registration Statement, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                                     Very truly yours,

                                                     /s/  Dechert Price & Rhoads